Exhibit 23.2

Date: June 17, 2022

Aesthetic Medical International Holdings Group Limited (the “Company”)

1122 Nanshan Boulevard,

Nanshan District, Shenzhen,

Guangdong Province, China 518052

Dear Sirs/Madams,

We hereby consent to the reference to our firm in the Company’s proposed offering (the “Offering”) of a certain number of ordinary shares, including in the form of American Depositary Shares, or ADSs, warrants to purchase ordinary shares of the Company, as set forth in the Company’s registration statement on Form F-3, including a base prospectus, and the prospectus supplement, including any amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES